Exhibit 10.2

CAPSTONE BANCSHARES, INC.

2008 LONG-TERM INCENTIVE PLAN

Capstone Bancshares, Inc. (the “Corporation”) has established this Capstone Bancshares, Inc. 2008 Long-Term Incentive Plan to provide an additional inducement for Eligible Individuals to provide services to the Corporation or an Affiliate as an employee, consultant, non-employee director, or independent contractor, to reward such Eligible Individuals by providing an opportunity to acquire incentive awards, and to provide a means through which the Corporation may attract able persons to enter the employment of or engagement with the Corporation or one of its Affiliates. Awards may, in the discretion of the Board or Committee, and subject to such restrictions as the Board or Committee may determine or as provided herein, consist of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Performance Units, Stock Appreciation Rights, or any combination of the foregoing.

ARTICLE 1

DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliate” means any corporation that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Corporation.

“Award” means an Incentive Stock Option, Non-Qualified Stock Option, Restricted Stock Award, Stock Appreciation Rights, Performance Units, or Restricted Stock Units granted under the Plan.

“Award Agreement” means an agreement entered into between the Corporation and the applicable Participant, setting forth the terms and provisions applicable to the Award then being granted under the Plan, as further described in Section 2.4 of the Plan.

“Award Date” means, with respect to any Award, the date of the grant or award specified by the Committee in a resolution or other writing, duly adopted, and as set forth in the Award Agreement, provided that such Award Date will not be earlier than the date of the Committee action.

“Board” means the Board of Directors of the Corporation.

“Cause” will have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Corporation. If there is no employment, consulting, or other written agreement between the Corporation or an Affiliate and the Participant or if such agreement does not define “Cause,” then “Cause” will have the meaning specified in the Award Agreement; provided that, if the Award Agreement does not so specify, “Cause” will mean, as determined by the Committee in its sole discretion, the Participant’s: (i) willful and continued failure to substantially perform his material duties as an executive of the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board, (ii) willful misconduct, which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, (iii) engaging in egregious misconduct involving serious moral turpitude to the extent that his creditability and reputation no longer conforms to the standard of senior executive officers of the Corporation (iv) conviction of, or plea of guilty or nolo contendere to, a felony, (v) material breach of a material written policy of the Corporation, (vi) failure to reasonably cooperate with any audit or investigation involving the Corporation or its business practices; or (vii) material breach of this Agreement. The Board must give the Participant at least thirty (30)

days written notice of its intent to terminate him for Cause, specifying the act(s) or omission(s) alleged to justify the for Cause termination, and an opportunity to cure such act(s) or omission(s), where feasible, within the thirty (30) day period. In addition, the Participant’s Service will be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Participant’s part will be considered “knowing” or “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Corporation or an Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly of the Board or based upon the advice of counsel for the Corporation will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate. In no event will a termination be deemed to occur for “Cause” unless such termination occurs within 90 days after the Board becomes aware of the circumstance or event giving rise thereto.

“Change in Control” means the first to occur of the following:

(i)	a change in the ownership of the corporation (as defined in Treas. Reg. § 1.409A-3(i)(5)(v));

(ii)	a change in effective control of the corporation (as defined in Treas. Reg. § 1.409A-3(i)(5)(vi)); or

(iii)	a change in the ownership of a substantial portion of the assets of the corporation (as defined in Treas. Reg. § 1.409A-3(i)(5)(vii)).

“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code will include reference to any successor provision of the Code.

“Committee” means the Compensation Committee, if any, or such similar or successor committee appointed by the Board. If the Board has not appointed a Committee, the Board will function in place of the Committee.

“Consultant” means an individual who is not an Employee or Director of the Corporation or an Affiliate, but who is providing services to the Corporation or an Affiliate as an independent contractor.

“Corporation” means Capstone Bancshares, Inc.

“Director” means any individual who is a member of the Board.

“Disabled Participant” means the Participant becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expect to last for a continuous period of not less than 12 months, within the meaning of Code Section 422(c)(6).

“Dividend Equivalent” means a right to receive on the payment date for any dividend on the shares of Stock underlying an Award, cash compensation from the Corporation equal to the dividend that would have been paid on such shares of Stock (or the Fair Market Value of such dividend, if such dividend would not have been paid in cash), if such shares had been issued and outstanding, fully vested and held by the Participant on the record date for payment of such dividend. Notwithstanding the foregoing, if such dividend would not have been paid in cash, the Dividend Equivalent with respect thereto will not be paid unless and until certificates evidencing the shares of Stock with respect to which it is paid are issued to the Participant. Dividend Equivalents may be provided, in the Committee’s discretion, in connection with any Award under the Plan, subject to Section 2.6.

“Eligible Individual” means any Employee, Consultant, or non-employee Director.

“Employee” means any common law employee of the Corporation or one of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” will mean (a) if the Common Stock is readily tradeable on a national securities exchange or other market system, the closing sales price of the Common Stock on the Award Date, time of exercise, or other date of calculation (or on the last preceding trading date if Common Stock was not traded on such date), or (b) if the Common Stock is not readily tradeable on a national securities exchange or other market system, the fair market value as determined in good faith by the Board or the Committee, by the reasonable application of a reasonable valuation method consistent with the Code, or Treasury Regulations thereunder, as the Board or the Committee will in its discretion select and apply at the time of the Award Date, time of exercise, or other date of calculation.

“Freestanding SAR” means a Stock Appreciation Right that is granted independently of any Options, as described in Article 6.

“Incentive Stock Option” or “ISO” means an option that is intended to qualify as an “Incentive Stock Option” within the meaning of Code Section 422. Any Option that does not qualify under Code Section 422 will be treated as a Non-Qualified Stock Option.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Stock at an Exercise Price determined on the Award Date, subject to the applicable provisions of Article 3, awarded in accordance with the terms of the Plan, and which may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means an Eligible Individual who the Committee has selected to participate in the Plan in accordance with Section 2.2 of the Plan.

“Performance Unit” means a performance unit subject to the requirements of Article 4 and awarded in accordance with the terms of the Plan.

“Performance Goals” will mean performance goals established by executive management or the Committee prior to the grant of an Award based on the attainment of one or any combination of the following, in each case of the Corporation, an Affiliate, or business unit by or within which the Participant is primarily employed or a combination: (a) net income; (b) asset growth; (c) deposit growth; (d) loan growth; (e) return on average assets (ROAA); (f) return on average equity (ROAE); (g) efficiency ratio; and (h) asset quality;> in each case, absolute or relative to peer-group comparative.

The Committee also may base Performance Goals upon attaining specified levels of Corporation performance under one or more of the measures described above relative to the performance of other corporations. The Committee will have the discretion to adjust targets set for pre-established performance objectives.

“Plan” means the Capstone Bancshares, Inc. 2008 Long-Term Incentive Plan, as set forth herein, as the same may be amended, administered or interpreted from time to time.

“Restricted Stock” means an award of shares of Stock delivered under the Plan subject to the requirements of Article 5 and such other restrictions as the Committee deems appropriate or desirable, including restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified by the Committee. The restrictions on, and risk of forfeiture of, Restricted Stock generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement.

“Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to a Participant, as described in Article 5, that is (a) valued solely by reference to shares of Stock, (b) subject to restrictions specified in the Award Agreement, and (c) payable only in Stock. The RSUs awarded to the Participant will vest according to the time-based or performance-based criteria specified in the Award Agreement.

“Service” means the provision of personal services to the Corporation or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Stock” means the Common Stock of the Corporation.

“Stock Appreciation Right” or “SAR” means the award of the contingent right to receive Stock or cash, as specified in the Award Agreement, in the future, based on the value or the appreciation in the value of Stock, pursuant to the terms of Article 6. The Committee may grant SARs alone or in connection with a related Option. Stock Appreciation Rights may be either Freestanding SARs or Tandem SARs.

“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 6, the exercise of which requires forfeiture of the right to purchase a share of Stock under the related Option (and when a share of Stock is purchased under the Option, the Tandem SAR similarly will be canceled).

“Termination” means a cessation of the employee-employer relationship between a Participant and the Corporation and its Affiliates (other than by reason of transfer of the Employee among the Corporation and its Affiliates), a cessation of an individual’s Director or Consultant relationship with the Corporation, or the consummation of a transaction whereby a Participant’s employer (other than the Corporation) ceases to be an Affiliate of the Corporation.

ARTICLE 2

PLAN ADMINISTRATION

Section 2.1 Administration. The Committee will administer the Plan. The Committee will interpret the Plan and prescribe such rules, regulations, and procedures in connection with the operation of the Plan, as it will deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limiting the foregoing, the Committee will have the authority and complete discretion to:

(a)	Prescribe, amend, and rescind rules and regulations relating to the Plan;

(b)	Select Eligible Individuals to receive Awards under the Plan as provided in Section 2.2 of the Plan;

(c)	Determine the form and terms of Awards;

(d)	Determine the number of shares of Stock or other consideration subject to Awards under the Plan as provided in Articles 3 through 6 of the Plan;

(e)	Determine whether Awards will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or grants or awards under any other incentive or compensation plan of the Corporation;

(f)	Construe and interpret the Plan, any Award Agreement in connection with an Award and any other agreement or document executed pursuant to the Plan;

(g)	Correct any defect or omission, or reconcile any inconsistency in the Plan, any Award, or any Award Agreement;

(h)	Accelerate or, with the consent of the Participant, defer the vesting of any Award or the exercise date of any Award, subject to the limitations of Code Section 409A;

(i)	Authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Award and delegate to officers of the Corporation the authority to perform administrative functions under the Plan subject to any legal requirements that the Committee as a whole take action with respect to such function.

(j)	Modify the terms of any Award, and authorize the exchange or replacement of Awards; provided, however, that (i) no such modification, exchange or substitution will be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent, (ii) in no event will the Committee be permitted to reduce the Exercise Price of any outstanding Option or to exchange or replace an outstanding Option with a new Option with a lower Exercise Price, except pursuant to Section 2.5, and (iii) the Committee shall use reasonable efforts to ensure that any such modification, exchange or substitution will not violate Code Section 409A;

(k)	Determine whether a Participant has engaged in the operation or management of a business that is in competition with the Corporation or any of its Affiliates, or whether a Participant has violated the restrictive covenants of Section 10.13; and

(l)	Make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee will keep records of action taken at its meetings. A majority of the Committee will constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, will be the acts of the Committee.

Section 2.2 Eligibility. Those Eligible Individuals, who share the responsibility for the management, growth or protection of the business of the Corporation or any Affiliate or who, in the opinion of the Committee, provide services yielding significant benefits to the Corporation or any Affiliate will be eligible to receive Awards as described herein. Subject to the provisions of the Plan, the Committee will have full and final authority, in its discretion, to grant Awards as described herein and to determine the Eligible Individuals to whom Awards will be granted.

Section 2.3 Shares Available Under the Plan. Subject to adjustment as set forth in Section 2.5, the maximum number of shares of Stock that may be issued or delivered and as to which Awards may be granted under the Plan will be equal to the sum of: (i) six hundred thousand (600,000) shares of Stock; and (ii) shares of Stock delivered (either actually or by attestation) to or withheld by the Corporation in connection with the exercise of an Option awarded under the Plan, or in payment of any required income tax withholding for the exercise of an Option or the vesting of Restricted Stock awarded under the Plan.

Notwithstanding anything to the contrary in this Section 2.3, in no event will more than three hundred thousand (300,000) shares of Stock be cumulatively available for Awards other than Options or Stock Appreciation Rights.

If any Award granted under the Plan is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, or, if and to the extent that an award of Performance Units, or RSUs is paid in cash rather than the issuance of shares of Stock, the number of shares subject to such Award (or in the case of Performance Units or RSUs, the number of shares of Stock for which payment was made in cash) will again be available for purposes of the Plan, except that, to the extent that Stock Appreciation Rights granted in conjunction with an Option under the Plan are exercised and the related Option surrendered, the number of shares available for purposes of the Plan will be reduced by the number of shares, if any, of Stock issued or delivered upon exercise of such Stock Appreciation Rights.

The shares that may be issued or delivered under the Plan may be either authorized but unissued shares, repurchased shares, or partly each.

If, in connection with an acquisition of another company or all or part of the assets of another company by the Corporation or an Affiliate, or in connection with a merger or other combination of another company with the Corporation or an Affiliate, the Corporation either (A) assumes stock options or other stock incentive obligations of such other company, or (B) grants stock options or other stock incentives in substitution for stock options or other stock incentive obligations of such other company, then none of the shares of Stock that are issuable or transferable pursuant to such stock options or other stock incentives that are assumed or granted in substitution by the Corporation will be charged against the limitations set forth in this Section.

Section 2.4 Award Agreement. Each Award granted under the Plan will be evidenced by a written Award Agreement, in a form approved by the Committee. Such Award Agreement will be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of Award granted and such other terms and conditions as the Committee may specify, and will be executed by the Chief Executive Officer, the President (if other than the Chief Executive Officer), or any person designated as an executive officer by the Board, on behalf of the Corporation, and by the Participant to whom such Award is granted. With the consent of the Participant to whom such Award is granted, the Board may at any time and from time to time amend an outstanding Award Agreement in a manner consistent with the Plan. Without consent of the Participant, the Board of Directors may at any time and from time to time modify or amend Award Agreements with respect to Options intended as of the Award Date to be Incentive Stock Options in such respects as it deems necessary in order that Incentive Stock Options granted under the Plan will comply with the appropriate provisions of the Code and regulations thereunder which are in effect from time to time with respect to Incentive Stock Options.

Section 2.5 Adjustment and Substitution of Shares. If a dividend or other distribution will be declared upon the Stock, payable in shares of Stock, the number of shares of Stock then subject to any outstanding Award or by reference to which the amount of any other Award is determined and the number of shares that may be issued or delivered under the Plan will be adjusted by adding thereto the number of shares that would have been distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution. An increase in the number of shares subject to an Award will not occur when the Committee has awarded Dividend Equivalent with respect to such Award.

If the outstanding shares of Stock will be changed into or exchangeable for a different number or kind of shares of Stock or other securities of the Corporation or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then the Committee will substitute for each share of Stock subject to any then outstanding Award and for each share of Stock, which may be issued or delivered under the Plan but is not then subject to an outstanding Award, the number and kind of shares of Stock or other securities into which each outstanding share of Stock is so changed or for which each such share is exchangeable; provided, that, in the event of a merger, acquisition or other business combination of the Corporation with or into another entity, any adjustment provided for in the applicable agreement and plan of merger (or similar document) will be conclusively deemed to be appropriate for purposes of this Section 2.5.

In the case of any adjustment or substitution as provided for in this Section 2.5, the aggregate Exercise Price for all shares subject to each then outstanding Option prior to such adjustment or substitution will be the aggregate Exercise Price for all shares of Stock or other securities

(including any fraction) to which such shares will have been adjusted or which will have been substituted for such shares. Any new Exercise Price per share will be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number. No adjustment or substitution provided for in this Section 2.5 will require the Corporation to issue or sell a fraction of a share or other security.

If any such adjustment or substitution provided for in this Section 2.5 requires the approval of stockholders in order to enable the Corporation to grant Incentive Stock Options, then no such adjustment or substitution of ISOs will be made without prior stockholder approval. If the effect of any adjustment or substitution would be to cause an Option to fail to continue to qualify as an ISO or to cause a modification, extension or renewal of such Option within the meaning of Code Sections 409A or 424, the Committee may elect that such adjustment or substitution not be made but rather will use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee in its sole discretion will deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Code Sections 409A or 424) of such Incentive Stock Option.

Section 2.6 Corporation’s Obligation to Deliver Stock. The obligation of the Corporation to issue or deliver shares of Stock under the Plan will be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation; (ii) the condition that the shares will have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which such shares may then be listed; and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

ARTICLE 3

STOCK OPTIONS

Section 3.1 Grant of Stock Options. The Committee will have authority, in its discretion, to grant Incentive Stock Options, Non-Qualified Stock Options or both types of Options. Notwithstanding the above, the Committee may grant Incentive Stock Options to Employees only.

Section 3.2 Terms and Conditions of Options. Options granted under the Plan will be subject to the following terms and conditions:

(a)	The purchase price at which each Option may be exercised (the “Exercise Price”) will be such price as the Committee, in its discretion, will determine, except that, the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value per share of Stock covered by the Option as determined on the Award Date.

(b)	The Exercise Price will be payable in full in any one or more of the following ways, as will be determined by the Committee to be applicable to any such Award:

(i)	in cash; or

(ii)	in shares of Stock (which are owned by the Participant free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in Article 5) having an aggregate Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased; or

(iii)	by requesting that the Corporation withhold such number of shares of Stock then issuable upon exercise of the Option as will have an aggregate Fair Market Value equal to the Exercise Price for the shares being acquired upon exercise of the Option (and any applicable withholding taxes); or

(iv)	by waiver of compensation due or accrued to the Participant for services rendered; or

(v)	to the extent permitted by the Sarbanes-Oxley Act of 2002, by promissory note executed by the Participant, evidencing his or her obligation to make future cash payment thereof, secured by an applicable number of shares of Stock or such other security as may be determined by the Committee; provided, however, that in no event may the Committee accept a promissory note for an amount in excess of the difference between the aggregate Exercise Price and the par value of the shares; or

(vi)	by any combination of the foregoing.

If the Exercise Price is paid in whole or in part in shares of Stock, any portion of the Exercise Price representing a fraction of a share must be paid in cash. The date of exercise of an Option will be determined under procedures established by the Committee, and the Exercise Price will be payable at such time or times as the Committee, in its discretion, will determine. No shares will be issued or delivered upon exercise of an Option until full payment of the Exercise Price has been made, provided that, for this purpose, if permitted by the Committee, tender of a promissory note will constitute full payment of the principal amount of such promissory note. When full payment of the Exercise Price has been made, the Participant will be considered for all purposes to be the owner of the shares with respect to which payment has been made, subject to the restrictions set forth in Article 7.

(c)	An Option may be exercised (i) at such time as the Option vests; or (ii) if and to the extent set forth in the applicable Award Agreement, prior to the date on which the Option vests provided that such Stock obtained will be subject to the same requirements that are applicable to grants of Restricted Stock set forth in Article 5. No Non-Qualified Stock Option will be exercisable after the expiration of ten (10) years from the Award Date, provided that if an exercise would violate applicable securities laws, the Non-Qualified Stock Option will be exercisable no more than 30 days after the exercise of the Option first would no longer violate applicable securities laws. Subject to this Section 3.2(c), and Sections 3.3(e), and 2.6, Options may be exercised at such times, in such amounts and subject to such restrictions as will be determined by the Committee, in its discretion.

(d)	Unless otherwise determined by the Committee and set forth in the Award Agreement referred to in Section 2.4 or an amendment thereto, following a Participant’s Termination for any reason, such Participant (or Participant’s beneficiary) must exercise any outstanding Option, if at all, (i) within one (1) year from the date of Termination by reason of death or becoming a Disabled Participant; or (ii) within three (3) months from the date of Termination for reason other than death or becoming a Disabled Participant.

Section 3.3 Special Provisions Applicable to ISOs. Notwithstanding any other provision of this Article 3, the following special provisions will apply to any award of Incentive Stock Options:

(a)

The Committee will not award an Incentive Stock Option under this Plan if it would cause the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during a calendar year (under all plans of the Corporation and its Affiliates) to exceed $100,000. Notwithstanding anything in the Plan to the contrary, to the extent required by the Code, Incentive Stock Options granted under the Plan shall be subject to the $100,000 calendar year exercisable limit as set forth in Section 422 of the Code; provided that, to the extent any grant exceeds such $100,000 calendar year exercisable limit, the portion of such granted Option shall be deemed a Nonqualified Stock Option in accordance with Section 422 of the Code.

(b)	If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner of the Corporation, then: (A) the Exercise Price for each share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Stock on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award Agreement, or (ii) the fifth anniversary of the Award Date.

(c)	No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Corporation’s stockholders approve the Plan. If such stockholder approval is not obtained within 12 months after the Board’s adoption of the Plan, then no Options may be granted under the Plan that are intended to be Incentive Stock Options.

(d)	An Incentive Stock Option must be exercised, if at all, within three months after the Participant’s Termination for a reason other than death or becoming a Disabled Participant, and within twelve months after the Participant’s Termination for death or becoming a Disabled Participant; provided that, an Option that is intended to be an Incentive Stock Option may be exercised more than three months, but not more than twelve months, after the Participant’s Termination for a reason other than death or becoming a Disabled Participant, in which case the Option will be a Nonqualified Stock Option.

(e)	For purposes of this Section, “Ten Percent Owner” means an individual who, at the time an Option is granted under this Plan, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Affiliate. For purposes of this Section 3.3(f), a Participant will be considered as owning (i) not only shares of the Stock owned individually, but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) proportionately any shares of Stock owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual will be a stockholder, partner or beneficiary.

ARTICLE 4

PERFORMANCE UNITS

Section 4.1 Performance Period and Objectives. The Committee will have authority, in its discretion, to award Performance Units to Eligible Individuals. The Committee will determine a performance period (the “Performance Period”) of one or more years and will determine the Performance Goals for grants of Performance Units. Performance Goals may vary from Participant to Participant. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Units for which different Performance Periods are prescribed.

Section 4.2 Eligibility. At the beginning of a Performance Period, the Committee will determine for each Participant or group of Participants eligible for Performance Units with respect to that Performance Period the range of dollar values, if any, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which will be paid to a Participant as an Award if the relevant Performance Goals for the Performance Period are met.

Section 4.3 Significant Event. If during the course of a Performance Period there will occur a significant event or events (a “Significant Event”) as determined by the Committee, including, but not limited to, a reorganization of the Corporation or a Change in Control, which the Committee expects to have a substantial effect on a Performance Goal during such period, the Committee may revise such objective.

Section 4.4 Termination. If a Participant terminates Service with the Corporation or any of its Affiliates during a Performance Period because of death or becoming a Disabled Participant, as determined by the Committee, that Participant (or the Participant’s beneficiary) will be entitled to payment in settlement of each Performance Unit for which the Performance Period was prescribed (i) based upon the Performance Goals satisfied at the end of such period; and (ii) prorated for the portion of the Performance Period during which the Participant was in Service with the Corporation or any of its Affiliates; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Unit in such amount or amounts and under such terms and conditions as the Committee deems appropriate or desirable with the consent of the Participant. If a Participant terminates Service with the Corporation or any of its Affiliates during a Performance Period for any other reason, the Participant will not be entitled to any payment with respect to that Performance Period unless the Committee will otherwise determine.

Section 4.5 Award. Each Performance Unit will be paid in cash either as a lump sum payment or in annual installments, as the Committee will determine at the time of grant of the Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period.

Section 4.6 Section 409A. If required, Performance Units granted under this Article 4 will be subject to and conform to the requirements of Code Section 409A.

ARTICLE 5

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Section 5.1 Award. Subject to the terms and provisions of the Plan, the Committee may grant, at any time and from time to time, Restricted Stock or Restricted Stock Units to any Eligible Individual in the number and form, and subject to such restrictions on transferability and other restrictions as the Committee may determine in its discretion, including without limitation the achievement of Performance Goals. Restricted Stock also may be received by a Participant as the result of an exercise of an Option, when such award has not vested. Restricted Stock and RSUs will be subject to a restriction period (after which restrictions will lapse), which means a period commencing on the Award Date and ending on such date or upon the achievement of such Performance Goals or other criteria as the Committee will determine (the “Restriction Period”). The Committee may provide for the lapse of restrictions in installments where it deems appropriate.

Section 5.2 Restriction Period. Except as otherwise provided in this Article 5, no shares of Restricted Stock received by a Participant will be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of during the Restriction Period. Except as otherwise provided in the Award Agreement, the Restriction Period for any recipient of Restricted Stock or RSUs will expire and all restrictions on shares of Restricted Stock will lapse upon a Participant’s Death or becoming a Disabled Participant.

Section 5.3 Termination. Except as otherwise provided in Section 5.2 above, if a Participant’s Termination occurs before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction, will be forfeited by the recipient, unless the Committee otherwise determines, and will be reacquired by the Corporation. In the case of Restricted Stock purchased through the exercise of an Option, the Corporation will refund the Exercise Price paid on the exercise of the Option. Such forfeited shares of Restricted Stock will again become available for award under the Plan.

Section 5.4 Exchange of Shares. Nothing in this Article 5 will preclude a recipient of Restricted Stock from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of Stock that are similarly restricted.

Section 5.5 Dividend Equivalents. Any Award of Restricted Stock under the Plan may earn, in the discretion of the Committee and if the shares are unissued, Dividend Equivalents. In respect of any such Award that is outstanding on a dividend record date for Stock, the Participant may be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee will establish such rules and procedures governing the crediting of Dividend Equivalents, including the timing, form of payment and payment contingencies of such Dividend Equivalents, as it deems are appropriate or necessary.

Section 5.6 Deferral of Restricted Stock. If the applicable Award Agreement so provides, a Participant may elect, in accordance with such procedures as the Committee may specify from time to time, to defer the delivery of such Restricted Stock and, if the deferral election so specifies, of the Dividend Equivalents with respect thereto, until the date or dates specified in such election. Any deferral under this Section must comply with the provisions of Code Section 409A. Deferred Restricted Stock will not be issued until the date or dates that it is to be delivered to the Participant in accordance with his or her deferral election, at which time certificates evidencing Stock will be delivered to the Participant (unless such Deferred Restricted Stock has previously been forfeited pursuant to Section 5.3). From the Award Date of Deferred Restricted Stock through the earlier of (i) the date such Deferred Restricted Stock is forfeited, and (ii) the date certificates evidencing such Deferred Restricted Stock are delivered to the Participant, the Participant will be entitled to receive Dividend Equivalents with respect thereto, but will have none of the rights of a stockholder with respect to such shares; provided, that if the deferral election made with respect to such Deferred Restricted Stock specifies that the Dividend Equivalents will be deferred, the Dividend Equivalents will not be paid until the date or dates specified in such deferral election.

ARTICLE 6

STOCK APPRECIATION RIGHTS

Section 6.1 Grant of Stock Appreciation Rights. The Committee will have the authority, in its discretion, to grant Stock Appreciation Rights to Participants at any time and from time to time. Within the limits of Article 2 and this Article 6, the Committee will have sole discretion to determine the number of SARs granted to each Participant and, consistent with the provisions of the Plan, to determine the terms and conditions pertaining to SARs. The Committee may grant Freestanding SARs, Tandem SARs or any combination of the two, as specified in the Award Agreement. Stock Appreciation Rights granted in conjunction with a Non-Qualified Stock Option may be granted either at the time such Non-Qualified Stock Option is granted or at any time thereafter during the term of such Non-Qualified Stock Option. Stock Appreciation Rights granted in conjunction with an Incentive Stock Option may only be granted at the time such Incentive Stock Option is granted.

The Exercise Price of a Freestanding SAR will equal the Fair Market Value of a share of Stock on the Award Date of the SAR. If a Tandem SAR is granted after the grant of the related Option, or if an Option is granted after the grant of the Tandem SAR, the later granted Award will have the same Exercise Price as the earlier granted Award, but the Exercise Price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant. SARs may be subject to Code Section 409A.

Section 6.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the shares subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

Section 6.3 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes, and sets forth in the Award Agreement.

Section 6.4 Term of SARs. The Committee will determine the term of an SAR, in its sole discretion, which it will set forth in the Award Agreement. The term of an SAR may not exceed ten (10) years.

Section 6.5 Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Corporation in an amount determined by multiplying:

(a)	the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value of a share on the date of exercise of the SAR over the Exercise Price specified in the Award Agreement; by

(b)	the number of shares of Stock as to which the SAR is exercised.

The Committee will set forth in the Award Agreement whether the payment upon SAR exercise will be made in cash, in shares of Stock of equivalent Fair Market Value or in some combination of the two.

ARTICLE 7

CERTIFICATES FOR AWARDS OF STOCK

Section 7.1 Stock Certificates. Except as otherwise provided in this Section 7.1, each Participant entitled to receive shares of Stock under the Plan will be issued a certificate for such shares. Such certificate will be registered in the name of the Participant and will bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to the Stock and will be subject to appropriate stop-transfer orders. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange. If the issuance of shares under the Plan is effected on a non-certificated basis, the issuance of shares to a Participant will be reflected by crediting (by means of a book entry) the applicable number of shares of Stock to an account maintained by the Corporation in the name of such Participant, which account may be an account maintained by the Corporation for such Participant under any dividend reinvestment program offered by the Corporation. The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan be held in custody by a third-party institution, or that the Corporation may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the recipient will have delivered a stock power endorsed in blank relating to the Restricted Stock. Certificates for shares of unrestricted Stock may be delivered to the Participant after, and only after, the Restricted Period will have expired without forfeiture in respect of such shares of Restricted Stock.

Section 7.2 Compliance With Laws and Regulations. The Corporation will not be required to issue or deliver any certificates for shares of Stock, or to effect the issuance of any non-certificated shares as provided in Section 7.1, prior to (a) the listing of such shares on any stock exchange or quotation system on which the Stock may then be listed; and (b) the completion of any registration or qualification of such shares under any Federal or state law, or any ruling or regulation of any government body which the Corporation will, in its sole discretion, determine to be necessary or advisable.

Section 7.3 Restrictions. All certificates for shares of Stock delivered under the Plan (and all non-certificated shares credited to a Participant’s account as provided in Section 7.1) also will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Stock is then listed and any applicable Federal or state securities laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 7.3 will not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.

Section 7.4 Rights of Stockholders. Except for the restrictions on Restricted Stock under Article 5, each Participant who receives an award of Restricted Stock may, at the discretion of the Committee have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Participant awarded an Option, a Stock Appreciation Right, a Performance Unit or an RSU will have any right as a stockholder with respect to any shares subject to such Award prior to the date of issuance to him or her of a certificate or certificates for such shares, or if applicable, the crediting of non-certificated shares to an account maintained by the Corporation in the name of such Participant.

ARTICLE 8

NORMAL OR EARLY RETIREMENT

At the time of any Awards, the Committee, in its sole discretion, may add such provisions, including, but not limited to, provisions for fully or partial vesting and lapse of restrictions, to Participants’ Awards relating to an Employee’s normal or early retirement, which the Committee shall define.

ARTICLE 9

CHANGE IN CONTROL

The Committee will have the discretion to provide in applicable Award Agreements that, in the event of a Change in Control or Significant Event, the following provisions will apply:

(a)	Each outstanding Option will immediately become vested and exercisable in full;

(b)	The restrictions on each share of Restricted Stock, RSU, or Performance Unit will lapse; and

(c)	Each outstanding SAR will immediately become vested and exercisable in full;

provided that, full vesting of all outstanding Awards will occur upon consummation of a Change in Control unless the Corporation is the surviving entity and any adjustments reasonably necessary to preserve the value of the Participant’s outstanding Awards have been made, or the Corporation’s successor at the time of the Change in Control irrevocably assumes the Corporation’s obligations under this Plan or replaces each Participant’s outstanding Award with an award of equal or greater value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Award immediately prior to the Change in Control.

In the event of a Change in Control or Significant Event, the Committee will have the discretion to provide for (a) the termination of any or all outstanding Options and SARs as of the effective date of such Change in Control or Significant Event and/or (b) the settlement and termination of any or all outstanding Options and SARs for consideration equal to the consideration paid to holders of Stock (in their capacity as such) in such Change in Control or Significant Event over the Exercise Price for such Option or SAR being settled and terminated (and, if the Exercise Price exceeds such price per share, at no consideration); provided, that, no Option or SAR will be terminated (without the consent of the Participant) pursuant to clause (a) foregoing prior to the expiration of the later of (x) twenty (20) days following the date on which the Participant received written notice of the Change in Control or Significant Event and (y) the date of consummation of such Change in Control or Significant Event.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Effect of the Plan on the Rights of Employees and Employer. Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan will be deemed to give any Eligible Individual any right to be granted an Award under the Plan and nothing in the Plan, in any Award granted under the Plan or in any Award Agreement will confer any right to any Participant to continue in the employment of the Corporation or any Affiliate or to continue to be retained to provide Services to the Corporation or any Affiliate as a Director, or Consultant or interfere in any way with the rights of the Corporation or any Affiliate to terminate a Participant’s Service at any time.

Section 10.2 Amendment. The Board specifically reserves the right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan or to suspend the granting of Awards pursuant to the Plan; provided always that no such revocation, termination, alteration or suspension of any Award will terminate any outstanding Award theretofore granted under the Plan, unless there is a liquidation or a dissolution of the Corporation; and provided further that no such alteration or amendment of the Plan will, without prior stockholder approval (i) increase the total number of shares which may be issued or delivered under the Plan; (ii) make any changes in the class of Eligible Individuals; (iii) extend the period set forth in the Plan during which Awards may be granted; or (iv) make any changes that require stockholder approval under the rules and regulations of any securities exchange or market on which the Stock is traded. No alteration, amendment, revocation, or termination of the Plan or suspension of any Award will adversely affect, without the written consent of the holder of an Award theretofore granted under the Plan, the rights of such holder with respect to such Award. The Committee may not amend any Award to extend the exercise period beyond a date that is later than the earlier of the latest date upon which the Award could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the Award, or otherwise cause the Award to become subject to Code Section 409A. However, if the exercise period of an Option is extended at a time when the Exercise Price of the Option equals or exceeds the Fair Market Value of the Stock that could be purchased (in the case of an Option) or the Fair Market Value of the Stock used to determine the payment to the Participant (in the case of a Stock Appreciation Right), it is not an extension of the original Award.

Section 10.3 Effective Date and Duration of Plan. The Plan will be effective as of April 29, 2008 (the “Effective Date”), the date of its adoption by the Board, provided that the stockholders of the Corporation thereafter approve it at a duly held stockholders’ meeting. If the Plan is not so approved by stockholders, the Plan (and any Award granted under the Plan) will be null, void and of no force or effect. If so approved, the Plan will remain in effect until the earliest of the date (i) all shares authorized to be issued or transferred hereunder have been issued or transferred (ii) the Plan is terminated by the Board of Directors, or (iii) the tenth anniversary of the Effective Date, and will continue in effect thereafter with respect to any Awards outstanding at the time of such termination. In no event will an Incentive Stock Option be granted under the Plan more than ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the Corporation’s stockholders, whichever is earlier, unless within such ten year period stockholders approve an increase in the number of shares available for grants under the Plan, in which case more than ten (10) years from the last date on which the stockholders so approve any such increase.

Section 10.4 Unfunded Status of Plan. The Plan will be unfunded. The Corporation will not be required to establish any special or separate fund nor to make any other segregation of assets to assume the payment of any benefits under the Plan. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver cash, shares or other property pursuant to any Award, which trusts or other arrangements will be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines. Any provision of this Plan that becomes subject to Code Section 409A, will be interpreted and applied consistent with that Section.

Section 10.5 Employee Status. For purposes of determining questions of Termination and exercise of an Option or Stock Appreciation Right after a Participant’s Termination, a leave of absence for military service, illness, short-term disability or other reasons approved by a duly authorized officer of the Corporation will not be treated as Termination or interruption of Service; provided, however, that, with respect to an Incentive Stock Option, if such leave of absence exceeds ninety (90) days, such Option will be deemed a Non-Qualified Stock Option unless the Eligible Individual’s right to reemployment with the Corporation or a Affiliate following such leave of absence is guaranteed by statute or by contract. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, reserves the right to designate a Participant’s leave of absence longer than ninety (90) consecutive days, other than for illness or short-term disability, as “Personal Leave,” provided that military leaves and approved family or medical leaves will not be considered Personal Leave. A Participant’s unvested Awards will remain unvested during a Personal Leave and the time spent on a Personal Leave will not count towards the vesting of such Awards. A Participant’s vested Options or SARs that may be exercised will remain exercisable upon commencement of Personal Leave until the earlier of (i) a period of one year from the date of commencement of such Personal Leave; or (ii) the remaining exercise period of such Options.

Section 10.6 Tax Withholding. Whenever the Corporation proposes or is required to distribute Stock under the Plan, the Corporation may require the recipient to remit to the Corporation an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Corporation may withhold from the shares to be delivered the minimum number of shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

Any Award may provide that the Participant may elect, in accordance with any conditions set forth in such Award, to pay any withholding taxes in shares of Stock; provided that, the Participant, by accepting the Award will be deemed to instruct and authorize the Corporation or its delegatee for such purpose to sell on his or her behalf a whole number of shares of Stock from those shares of Stock issuable to the Participant in payment of vested shares of Restricted Stock or units as the Corporation or its delegatee determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation. This direction and authorization is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c). Such shares will be sold on the day the Restricted Stock or units become vested, which is the date the tax-withholding obligation arises, or as soon thereafter as practicable. The Participant will be responsible for all brokerage fees and other costs of sale, and the Participant will agree to indemnify and hold the Corporation harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Participant’s minimum tax withholding obligation ( e.g., because of the need to sell whole shares), the Corporation or its delegatee will pay such excess in cash to the Participant through payroll as soon as practicable. The Corporation is under no obligation to arrange for such sale at any particular price. The Participant agrees to pay to the Corporation as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the sale of shares described above.

Section 10.7 Benefits. Amounts received under the Plan are not to be taken into account for purposes of computing benefits under other plans.

Section 10.8 Successors and Assigns. The terms of the Plan will be binding upon the Corporation and its successors and assigns.

Section 10.9 Headings. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

Section 10.10 Federal and State Laws, Rules and Regulations. The Plan and the grant of Awards will be subject to all applicable federal and state laws, rules, and regulations and to such approval by any government or regulatory agency as may be required.

Section 10.11 Governing Law. To the extent not preempted by federal law, this Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards will be construed, administered and governed in all respects under and by the laws of the State of Alabama, without giving effect to its conflict of laws principles. If any provision of this Plan will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan will be exclusively in the courts in the State of Alabama, County of Tuscaloosa, including the Federal Courts located therein (should Federal jurisdiction exist).

Section 10.12 Beneficiary Designation. Each Participant may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die or become a Disabled Participant before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

Section 10.13 Restrictive Covenants. An Award Agreement may provide that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches the non-compete, non-solicitation, non-disclosure or other restrictive covenants of the Award Agreement, whether during or after Termination, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit:

(a)	any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable; and/or

(b)	the profit the Participant has realized on the exercise of any Options, which is the difference between the Options’ Exercise Price and the Fair Market Value of any Option the Participant exercised after terminating Service and within the six month period immediately preceding the Participant’s termination of Service (the Participant may be required to repay such difference to the Corporation).

Section 10.14 Indemnification. Each person who is or has been a member of the Committee or the Board, and any individual or individuals to whom the Committee has delegated authority under Article 2 of the Plan, will be indemnified and held harmless by the Corporation and its Affiliates from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan to the extent permitted by State law. Each such person will also be indemnified and held harmless by the Corporation and its Affiliates from and against any and all amounts paid by him or her in a settlement approved by the Corporation, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Corporation an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Corporation’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify him or her or hold him or her harmless.

Section 10.15 Notice. Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered, or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given (i) when delivered personally or, (ii) if mailed, three days after the date of deposit in the United States mail or, (iii) if sent by overnight courier, on the regular business day following the date sent. Notice to the Participant should be sent to the address set forth on the Corporation’s records. Either party may change the address to which the other party must give notice under this Section by giving the other party written notice of such change, in accordance with the procedures described above.

Section 10.16 Awards Not Transferable. Except as otherwise provided by the Committee, Awards under the Plan are not transferable other than to a beneficiary designated by the Participant in the event of a Participant’s death, or by will or the laws of descent and distribution. An Award Agreement for a grant of Non-Qualified Stock Options may permit or may be amended to permit the Participant who received the Option, at any time prior to the Participant’s death, to assign all or any portion of the Option granted to him or her to (a) the Participant’s spouse or lineal descendants; (b) the trustee of a trust for the primary benefit of the

Participant, the Participant’s spouse or lineal descendants, or any combination thereof; (c) a partnership of which the Participant, the Participant’s spouse and/or lineal descendants are the only partners; (d) custodianships for lineal descendants under the Uniform Transfers to Minors Act or any other similar statute; or (e) upon the termination of a trust by the custodian or trustee thereof, or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minors Act or other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive Options held in trust, partnership or custody. In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Participant’s rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related option agreement. Any such assignment will be permitted only if: (x) the Participant does not receive any consideration therefor; and (y) the applicable Award Agreement expressly permits the assignment. The Committee’s approval of an Award Agreement with assignment rights will not require the Committee to include such assignment rights in an Award Agreement with any other Participant. Any such assignment will be evidenced by an appropriate written document executed by the Participant, and the Participant will deliver a copy thereof to the Committee on or prior to the effective date of the assignment. An assignee or transferee of an Option must sign an agreement with the Corporation to be bound by the terms of the applicable Award Agreement.

Except as otherwise provided in a Participant’s Award Agreement, no Option, SAR, RSU, Restricted Stock or Performance Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). The Committee may require, in its discretion, a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

Section 10.17 Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

Section 10.18 Compliance With Code Section 409A. Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan will be construed and interpreted in accordance with such intent.